Exhibit 10.2

[English Translation of Original Icelandic Language Document]

LEASE AGREEMENT

The undersigned parties, Festing ehf., State Reg. No. 550903-4150, of Austurstraeti 17, Reykjavík, (hereinafter referred to as the “Lessor”) and Íslensk erfðagreining ehf., State Reg. No. 691295-3549, of Sturlugata 8, Reykjavik, (hereinafter referred to as the “Lessee”) enter into the following Lease Agreement:

1.0.                            The leased property

1.1                                 The leased property is Sturlugata 8, Reykjavík with all appurtenances.  More specifically, the leased property is a research and office building with a total area of 15,228.6 square meters including two parking facilities situated on the site.

1.2                                 The leased property, on the execution of this Lease Agreement, is owned by a subsidiary of the Lessee, Vetrargardurinn ehf., State Reg. No. 581201-2490. Concurrently with the execution of this Lease Agreement, Festing ehf. will buy the leased property from Vetrargardurinn ehf. pursuant to a separate Purchase Agreement which constitutes an integral part hereof.

1.3                                 The leased property is described in further detail as follows in the Public Land Record System:

Fixed No.	Marking	Use	Constr. yr.	Floor plan
225-6085	01 0101	Research and office	2001	15,228.6m²
	02 0101	Parking	2001	158.2m²
	03 0101	Parking	2001	0.0m²
	04 0101	Gas storage		0.0m²

Land No.	Use	Size	Geocode
189552	Commerce and service site	18,271.0 m²	0000-01- 1633501

2.0.                            Term of lease and delivery of property

2.1.                              The term of the lease begins on 1 April 2005. The Lease Agreement has a term of 15 years. In the event that the term of the lease ends and the Lessee has not notified the Lessor that he does not intend to renew the lease and no renegotiation has taken place in respect of the property six months earlier, the Agreement of the parties will be automatically extended on unchanged terms for successive periods of 5 years.

2.2.                              The leased property will be delivered in its physical state as it is on the date of this Lease Agreement.

2.3.                              This Lease Agreement cannot be terminated during the term of the lease.

3.0.                            Condition, delivery and alteration and maintenance of the leased property

3.1.                              The leased property is ready for use as industrial premises, specially designed for the Lessee. The Lessee is thoroughly familiar with the condition of the lease and has no comments. Fixtures will become the property of the Lessor at the end of the term of the lease, regardless of whether their cost is borne by the Lessor or Lessee.

3.2.                              All major alterations that the Lessee intends to make in the premises during the term of the lease or its equipment, apart from changes in the layout of rooms by means of light partitions shall be made with the full consent of and in consultation with the Lessor. All partitions and fixed interior fittings that the Lessee may install will become the property of the Lessor without reimbursement. The premises shall be returned with appurtenances, on the close of the lease period, washed and cleaned and in a condition not worse than at the beginning of the lease term, excluding normal wear and tear.

3.3.                              The Lessee undertakes to treat the leased property well and to ensure that maintenance of the leased property inside and outside is in good order. Failure to meet these obligations will constitute default on the part of the Lessee.

3.4.                              The Lessee will assume responsibility for all maintenance of the leased property, both the inner and outer surface. The Lessee undertakes to deliver to the Lessor the leased property in no worse condition at the end of the term of the lease, taking into account, however, the normal use of the real estate and its increasing age.

4.0.                            Lease amount and payment of rent together with operating cost

4.1.                              The agreed rent is ISK 21,420,000 – twenty-one million four hundred and twenty thousand – per month, adjusted in accordance with changes in the consumer price index from the base index of April 2005, which is 241.5 points. The calculation of the rent is based on the capital structure described in Section 4.3.

4.2                                 Rent shall be paid in advance for three months each time. The due date of rent shall be the first business day of each quarter, first on 1 April 2005. The place of payment of the rent is a bank account specified by the Lessor. Penalty interest will accrue to unpaid rent from the due date, with no specified final due date. The rent carries value-added tax, which is added to the said amount.

4.3                                 The Lessee may submit the request that rent falling due after 30 June 2007 should be paid in full or in part in foreign currencies and/or unindexed Icelandic krónur. The Lessee shall notify the Lessor of such wishes in writing no later than 15 May 2007 and specify the wishes for the changed currency structure. The Lessee shall pay to the Lessor all cost outlays of the change in currency structure of the rent, where cost outlays refers to the cost incurred by the Lessor from changing the currency of the capital used to fund the leased property. In the event that the Lessor is unable to procure the currencies requested by the Lessee, the Lessor and Lessee shall enter into a separate agreement on the details of the relative proportions of the foreign currencies. In the event that the Lessee requests a change in currency, the amount of the rent shall be based on the financing costs of the Lessor based on the following capital structure, regardless of the actual capital structure of the Lessor.

•                  80% loans

•                  20% equity ratio

Based on the above capital structure, the following financing cost of the Lessor shall be assumed:

•                  One-month LIBOR/EURIBOR/REIBOR interest plus 1.85% margin to bank or 5.7% fixed index-linked interest in Icelandic krónur, indexed to the consumer price index in April of 2005.

•                  15% discount rate for equity

Taking into account the above criteria, rent shall be determined based on the interest rate two business days prior to the due date of the rent pursuant to the above and based on the exchange rate of currencies on the first business day of each quarter.

In the event of changes being made in the criteria for the calculation of rent, such changes shall be laid down in a separate annex to the Lease Agreement, specifying their proportional division at each time and stating the time frame for which capital structure is determined.

Rent shall be paid in the currencies of which the rent is composed at any time.

4.4                                 The amount of the rent shall be reviewed as of the due date 1 July 2010. No later than 10 June 2010 the Lessor shall notify the Lessee of the adjusted amount of the rent. The adjustment in the amount of the rent shall reflect the cost of financing the rented premises based on the credit terms current in the financial market and the required rate of return on equity, taking into account the financial position and results of the Lessee.

4.6                                 The Lessee will pay all the operating costs and all taxes relating to the rented premises. Thus, the Lessee shall pay for the use of water, electricity and heating costs in the rented premises. The Lessee will also pay property tax and all other taxes relating to the ownership of the leased property.

5.0.                            Sub-lease, right of first refusal to lease or buy

5.1.                              The Lessee is permitted to sub-lease the rented property in part to a third party without the consent of the Lessor, provided that the sub-leasing does not in any way prejudice the obligations of the Lessee under this Agreement.

5.2.                              The Lessee and companies within the consolidation of the Lessee shall have the right of first refusal to the leasing of the leased property following the end of the term of the lease.

5.3.                              The Lessee has the right of first refusal to buy the leased property if the Lessor sells it during the term of the lease. The Lessor shall invite the Lessee to exercise his right of first refusal to buy if the Lessor has received an offer which he intends to accept. The invitation to exercise the right of first refusal shall be submitted by means of a written notice accompanied by an agreement containing all terms. The Lessee then has 15 days from the time of delivery of the invitation to exercise the right of first refusal to decide whether to exercise the right. If the Lessee decides to exercise the right of first refusal, the Lessee shall have 30 days to finalise a purchase agreement and pay the purchase price on the terms of the invitation to exercise the right of first refusal.

6.0.                            Insurance, guarantees and special termination provisions

6.1.                              The Lessee undertakes to purchase insurance from a recognised insurance company, which will cover glass in windows, appurtenances and interior fittings against water damage, fire etc. The Lessee will also purchase property owner’s insurance for the property itself, as well as statutory fire insurance. The Lessor is not liable for any damage to the property of the Lessee in the leased property resulting from accidents such as water damage, fire, smoke, etc., unless and only if the Lessor, or parties for which the Lessor is responsible, have caused the damage in a culpable manner. The Lessee shall exercise care as regards fire in the building and ensure that no risk is posed by electrical installations, motors or other articles which are kept and used in the leased property. The Lessor does not guarantee delivery of the leased property in a state which meets regulatory fire prevention requirements in light of the activities conducted in the building, except in the case of new constructions. The Lessee shall, at his own cost, undertake all necessary fire prevention measures in the leased property which the fire protection authorities may require as a result of any alterations that the Lessee makes in the leased property following delivery. The liability of the Lessor for any potential damage suffered by the Lessee is in other respects subject to the general rules of tort.

7.0. General provisions

7.1.                              This Lease Agreement is subject to the provisions of the Rental Act No. 36/1994, with subsequent amendments, as applicable, to the extent that the obligations and rights of the parties are not otherwise laid down herein.

7.2.                              This Lease Agreement is made in two identical copies, one copy to be held by each party.

7.3.                              In witness whereof, the Lessor and the Lessee attach their signatures hereto in the presence of two witnesses.

7.4.                              This Agreement is effective as of 1. April 2005.

Reykjavík, 29 March 2005

For Festing ehf.	For Íslensk erfðagreining ehf.

Jóhann Halldórsson [sign]	Tómas Sigurðsson [sign.]

Witnesses:

Ingvi Hrafn Oskarsson [sign]

By its signature of this Agreement, Íslandsbanki hf., as the holder of all mortgages secured by the rented premises, confirms that the bank has reviewed the substance of the Agreement and for its part consents that the rights of the Lessee pursuant to this Lease Agreement precede the mortgages of Íslandsbanki in the order of precedence of  secured rights, cf. Item 11 in Article 28 of Act No. 90/1991.

Reykjavík, 31 March 2005